Exhibit 99.1

Premier, Inc. Reports Fiscal-Year 2022 Fourth-Quarter and Full-Year Results

Issues Fiscal-Year 2023 Guidance

CHARLOTTE, N.C., August 16, 2022 - Premier, Inc. (NASDAQ: PINC), a leading technology-driven healthcare improvement company, today reported financial results for the fiscal-year 2022 fourth quarter and full year ended June 30, 2022 and issued its fiscal-year 2023 financial guidance.

“Our fourth-quarter and fiscal-year 2022 performance reflects our focus on our mission to improve the health of communities and the progress we are making in advancing our longer-term strategy,” said Michael J. Alkire, Premier’s president and CEO. “Notably, through our Supply Chain Services business, we continue to be a trusted partner in helping our members access critical supplies in a challenging environment. We are further penetrating member spend and are also pleased with the double-digit revenue growth that we achieved in our non-acute group purchasing business in fiscal 2022. In our Performance Services segment, our adjacent markets businesses produced strong revenue growth and exceeded our expectations for the fiscal year. As we look ahead, we believe that we are well-positioned to achieve our long-term growth targets and deliver value to our stakeholders.”

Fourth-Quarter and Fiscal-Year 2022 and Recent Highlights

(Financial comparisons are for fiscal fourth quarter of 2022 vs. fiscal fourth quarter of 2021)

•	GAAP net revenue decreased 29%, as the company expected, to $340.7 million from $481.5 million a year ago.

•	Supply Chain Services segment revenue decreased 40% to $232.7 million from $389.7 million a year ago.

•	Performance Services segment revenue increased 18% to $108.0 million from $91.8 million a year ago.

•	GAAP net income decreased 39% to $30.7 million from $50.7 million a year ago.

•	GAAP diluted earnings per share (EPS) decreased 38% to $0.25 from $0.40 per share a year ago.

•	Adjusted EBITDA* of $122.8 million increased 5% from $116.5 million a year ago.

•	Adjusted net income* of $73.5 million decreased 1% from $74.0 million a year ago and adjusted EPS* increased 2% to $0.61 from $0.60 a year ago.

•

Premier’s adjacent markets businesses, which include Remitra™, Contigo Health®, PINC AI™ Applied Sciences and PINC AI™ Clinical Decision Support, grew approximately 30% in fiscal 2022 compared with fiscal 2021.

•	For the year ended June 30, 2022, the company generated cash flow from operations of $444.2 million. Free cash flow* was $260.8 million and represented 52% of full-year adjusted EBITDA.

•

During the year ended June 30, 2022, Premier repurchased approximately 6.4 million shares of Class A common stock for a total purchase price of $250.0 million, completing its previously authorized $250.0 million stock repurchase program, and paid aggregate dividends of approximately $96.5 million to holders of its Class A common stock.

•

On August 4, 2022, Premier’s Board of Directors increased the company’s quarterly cash dividend to $0.21 per share, which is payable on September 15, 2022, to stockholders of record as of September 1, 2022.

*

Descriptions of consolidated and segment adjusted (non-GAAP) financial measures and non-GAAP free cash flow are provided below under “Use and Definition of Non-GAAP Financial Measures,” and reconciliations are provided in the tables at the end of this release.

Consolidated Fiscal-2022 Fourth-Quarter and Full-Year Financial Highlights and Results of Operations

Consolidated Financial Highlights

	Three Months Ended June 30,			Year Ended June 30,
(in thousands, except per share data)	2022	2021	% Change	2022	2021	% Change
Net Revenue:
Supply Chain Services:
Net administrative fees	$152,867	$148,163	3%	$601,128	$572,700	5%
Software licenses, other services and support	10,146	8,504	19%	37,312	26,812	39%

Services and software licenses	163,013	156,667	4%	638,440	599,512	6%
Products	69,681	233,042	(70%)	393,506	744,122	(47%)

Total Supply Chain Services	232,694	389,709	(40%)	1,031,946	1,343,634	(23%)
Performance Services	108,021	91,806	18%	400,983	377,518	6%

Total segment net revenue	340,715	481,515	(29%)	1,432,929	1,721,152	(17%)
Eliminations	(9)	—	—%	(28)	—	—%

Net revenue	$340,706	$481,515	(29%)	$1,432,901	$1,721,152	(17%)

Net income	$30,711	$50,708	(39%)	$268,318	$304,584	(12%)
Net income attributable to stockholders	$29,903	$49,549	(40%)	$265,867	$260,837	2%

Diluted earnings per share attributable to stockholders	$0.25	$0.40	(38%)	$2.19	$2.22	(1%)

NON-GAAP FINANCIAL MEASURES*:

Adjusted EBITDA:
Supply Chain Services	$119,269	$128,330	(7%)	$500,854	$467,868	7%
Performance Services	37,661	22,550	67%	126,938	132,225	(4%)

Total segment adjusted EBITDA	156,930	150,880	4%	627,792	600,093	5%
Corporate	(34,155)	(34,418)	1%	(129,110)	(126,863)	(2%)

Total	$122,775	$116,462	5%	$498,682	$473,230	5%

Adjusted net income	$73,490	$73,951	(1%)	$302,738	$305,974	(1%)

Adjusted earnings per share	$0.61	$0.60	2%	$2.49	$2.48	—%

*	Refer to the supplemental financial information at the end of this release for reconciliation of reported GAAP results to non-GAAP results.

Fiscal-2023 Guidance

Certain statements in this release, including without limitation, those in this section, are forward-looking statements. For additional information regarding the use and limitations of such statements, refer to “Forward-Looking Statements” below and the “Risk Factors” section of the company’s most recent Form 10-K for the fiscal year ended June 30, 2022, which the company expects to file with the Securities and Exchange Commission shortly after the date of this release.

Based on Premier’s current outlook, and the realization of the assumptions outlined below, in fiscal 2023, the company expects total net revenue to be in the range of $1.38 billion to $1.45 billion, adjusted EBITDA to be in the range of $510 million to $530 million, and adjusted EPS to be in the range of $2.63 to $2.75.

Guidance Metric	Fiscal-2023 Guidance Range* (as of August 16, 2022)
Segment Net Revenue:
Supply Chain Services	$950 million to $1.0 billion
Performance Services	$430 million to $450 million
Total Net Revenue	$1.38 billion to $1.45 billion
Adjusted EBITDA	$510 million to $530 million
Adjusted EPS	$2.63 to $2.75

Fiscal-2023 guidance is based on the realization of the following key assumptions:

•	Net administrative fees revenue of $620 million to $640 million

•	Direct sourcing products revenue of $315 million to $345 million

•	Net revenue available under contract that represents approximately 80% to 86% of the fiscal-2023 guidance range

•	Capital expenditures of $90 million to $100 million

•	Effective income tax rate in the range of 26% to 27%

•	Free cash flow of 45% to 55% of adjusted EBITDA

•	Does not include the effect of any potential future significant acquisitions or share repurchases

•

Adjusted for the impact of the COVID-19 pandemic, Premier’s fiscal-2023 growth expectations are in line with its previously communicated multi-year, compound annual growth rate targets of mid-to-high single digits for consolidated net revenue, adjusted EBITDA and adjusted EPS.

*

Premier, Inc. does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. Refer to “Premier’s Use of Forward-Looking Non-GAAP Measures” below for additional explanation.

Results of Operations for the Three Months Ended June 30, 2022

(As compared with the three months ended June 30, 2021)

GAAP net revenue of $340.7 million decreased 29% from $481.5 million in the fiscal-2021 fourth quarter. The decline in revenue, which the company expected, was primarily due to the continued normalization of COVID-19 pandemic-driven demand and pricing for personal protective equipment (PPE) and other related supplies in the fiscal-2022 fourth quarter as compared with the prior year period.

GAAP net income of $30.7 million decreased 39% from $50.7 million a year ago primarily due to the impairment of certain capitalized software assets as well as various intangible assets; an increase in other expenses that include costs associated with current strategic initiatives as well as the company’s restructuring activities over the past two years; and higher income tax expense in the fourth quarter of fiscal 2022.

GAAP diluted EPS of $0.25 decreased 38% from $0.40 in the same period a year ago mainly due to the aforementioned decrease in net income.

Adjusted EBITDA of $122.8 million increased 5% from $116.5 million for the same period a year ago.

Adjusted net income of $73.5 million decreased 1% from $74.0 million for the same period a year ago. Adjusted earnings per share increased 2% to $0.61 from $0.60 for the same period a year ago.

Segment Results

(For the fiscal fourth quarter of 2022 as compared with the fiscal fourth quarter of 2021)

Supply Chain Services

Supply Chain Services segment net revenue of $232.7 million decreased 40% from $389.7 million for the same quarter a year ago, primarily reflecting lower products revenue that was partially offset by higher net administrative fees revenue in the fourth quarter of fiscal 2022 as described below.

Net administrative fees revenue of $152.9 million increased $4.7 million, or 3%, from $148.2 million in the year ago quarter primarily due to further penetration of existing member spend in the quarter.

Products revenue of $69.7 million declined $163.3 million, or 70%, from $233.0 million a year ago which included approximately $168.0 million in incremental purchases of PPE and other high-demand supplies related to the pandemic. The quarter-over-quarter decline was primarily driven by lower demand and pricing, as the company expected, for pandemic-related supplies which was partially offset by ongoing demand for commodity products primarily due to expansion of the product portfolio and increased member adoption.

Segment adjusted EBITDA of $119.3 million decreased $9.0 million, or 7%, from $128.3 million the same period a year ago primarily due to the aforementioned decline in products revenue, which was mainly the result of lower demand and pricing, as well as increased freight costs in the company’s direct sourcing business which were partially offset by the increase in net administrative fees revenue.

Performance Services

Performance Services segment net revenue of $108.0 million increased 18% from $91.8 million for the same quarter a year ago, primarily driven by the timing of revenue associated with enterprise license agreements in the current year quarter compared with the prior year quarter and growth in the company’s adjacent markets businesses.

Segment adjusted EBITDA of $37.7 million increased $15.1 million, or 67%, from $22.6 million for the same period a year ago mainly due to the increase in revenue partially offset by higher selling, general and administrative (SG&A) expense which was primarily the result of additional headcount to support growth in the company’s adjacent markets businesses.

Results of Operations for the Year Ended June 30, 2022

(As compared with the year ended June 30, 2021)

GAAP net revenue was $1,432.9 million, decreasing 17% from $1,721.2 million in fiscal 2022. The year-over-year decrease was primarily driven by a decline in products revenue due to lower demand and pricing for PPE and other high demand supplies, as the company expected, as a result of the state of the COVID-19 pandemic relative to the prior year which was partially offset by increases in net administrative fees revenue and growth in Premier’s adjacent markets businesses.

GAAP net income of $268.3 million decreased 12% from $304.6 million a year ago primarily due to the prior year benefit resulting from the remeasurement of deferred tax assets in the first quarter of fiscal 2021 and the current year impairment of assets. These items were partially offset by the gain from the termination of the put right associated with Premier’s minority interest in FFF Enterprises, Inc. and an increase in net administrative fees revenue.

GAAP diluted EPS was $2.19 compared with $2.22 in the same period a year ago.

Adjusted EBITDA of $498.7 million increased 5% from $473.2 million for the same period a year ago.

Adjusted net income was $302.7 million compared with $306.0 million for the same period a year ago. Adjusted EPS was $2.49 for fiscal 2022 compared with $2.48 for fiscal 2021. Adjusted net income and adjusted EPS reflect income tax expense at an effective annual income tax rate of 26% and 22% for fiscal-year 2022 and 2021, respectively. The lower effective tax rate in fiscal 2021 was primarily the result of Premier’s August 2020 restructuring which created a tax benefit upon the release of a valuation allowance on deferred tax assets. The effective tax rate in fiscal 2022 benefited from a valuation allowance release resulting from a subsidiary reorganization in the quarter ended December 31, 2022. The company noted that the valuation allowance release in fiscal 2022 was not as significant as the valuation allowance release in fiscal 2021, resulting in its effective tax rate returning to a more normalized level in fiscal 2022.

Supply Chain Services segment net revenue of $1,031.9 million decreased 23% from $1,343.6 million for the same period a year ago and primarily reflects a net year-over-year decrease of approximately $375 million in pandemic-related product revenue. Segment adjusted EBITDA of $500.9 million increased 7% from $467.9 million for the same period a year ago.

Performance Services segment net revenue of $401.0 million increased 6% from $377.5 million for the same period a year ago. Segment adjusted EBITDA of $126.9 million decreased 4% from $132.2 million for the same period a year ago. The decrease was mainly due to higher SG&A expense primarily related to a decrease in capitalized labor as well as additional headcount to support growth in the company’s adjacent markets businesses.

Cash Flows and Liquidity

Net cash provided by operating activities for the year ended June 30, 2022 was $444.2 million, an increase of $36.8 million from the same period a year ago mainly due to higher cash inflows from the collection of accounts receivable and reduction in inventory purchases due to the prior year build-up in inventory in the company’s direct sourcing business to meet demand for PPE and other high-demand supplies associated with the COVID-19 pandemic. The increase in cash was partially offset by an increase in cash outflows for payments related to operational investments to support growth in the company’s adjacent markets businesses.

Net cash used in investing activities and net cash used in financing activities for the year ended June 30, 2022, were $139.4 million and $347.8 million, respectively. As of June 30, 2022, cash and cash equivalents were $86.1 million compared with $129.1 million as of June 30, 2021, and the company’s five-year, $1.0 billion revolving credit facility had an outstanding balance of $150.0 million.

Free cash flow for the year ended June 30, 2022 was $260.8 million compared with $240.3 million for the same period a year ago. The increase was primarily due to the same factors that affected net cash provided by operating activities as well as changes resulting from the company’s August 2020 restructuring.

As announced on May 3, 2022, Premier completed its previously authorized stock repurchase program in its fiscal-2022 third quarter, repurchasing approximately 6.4 million shares of Class A common stock for $250.0 million. In fiscal 2022, the company paid aggregate dividends of approximately $96.5 million to holders of its Class A common stock.

Conference Call

Premier will host a conference call to provide additional detail around the company’s performance and outlook today at 8:00 a.m. ET. The call will be webcast live from the company’s website and will be available at the following link: Premier Webcast Link. The webcast should be accessed 10 minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company’s website at https://investors.premierinc.com.

For those parties who do not have internet access, the conference call may be accessed by calling one of the below telephone numbers and asking to join the Premier, Inc. call:

Domestic participant dial-in number (toll-free):	(877) 317-6789
International participant dial-in number:	(412) 317-6789

Premier’s presentation that will accompany the conference call and webcast can be accessed via the following link: Premier Events.

About Premier, Inc.

Premier, Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of more than 4,400 U.S. hospitals and health systems and approximately 250,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and consulting and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com, as well as Twitter, Facebook, LinkedIn, YouTube, Instagram and Premier’s blog for more information about the company.

Premier’s Use and Definition of Non-GAAP Measures

Premier uses EBITDA, adjusted EBITDA, segment adjusted EBITDA, adjusted net income, adjusted earnings per share, and free cash flow to facilitate a comparison of the company’s operating performance on a consistent basis from period to period and to provide measures that, when viewed in combination with its results prepared in accordance with GAAP, allow for a more complete understanding of factors and trends affecting the company’s business than GAAP measures alone. Management believes EBITDA, adjusted EBITDA and segment adjusted EBITDA assist the company’s board of directors, management and investors in comparing the company’s operating performance on a consistent basis from period to period by removing the impact of the company’s asset base (primarily depreciation and amortization) and items outside the control of management (taxes), as well as other non-cash (impairment of intangible assets and purchase accounting adjustments) and non-recurring items, from operating results. Adjusted EBITDA and segment adjusted EBITDA are supplemental financial measures used by the company and by external users of the company’s financial statements.

Management considers adjusted EBITDA an indicator of the operational strength and performance of the company’s business. Adjusted EBITDA allows management to assess performance without regard to financing methods and capital structure and without the impact of other matters that management does not consider indicative of the operating performance of the business. Segment adjusted EBITDA is the primary earnings measure used by management to evaluate the performance of the company’s business segments.

Management believes free cash flow is an important measure because it represents the cash that the company generates after payments of tax distributions to limited partners prior to our August 2020 restructuring, payments to certain former limited partners that elected to execute a Unit Exchange and Tax Receivable Agreement (“Unit Exchange Agreement) in connection with our August 2020 restructuring, and purchases of property and equipment to maintain existing products and services and ongoing business operations, as well as development of new and upgraded products and services to support future growth. Free cash flow is important because it allows the company to enhance stockholder value through acquisitions, partnerships, joint ventures, investments in related or complimentary businesses and/or debt reduction.

Non-recurring items are items of income or expenses and other items that have not been earned or incurred within the prior two years and are not expected to recur within the next two years. Such items include stock-based compensation, acquisition-and disposition-related expenses, strategic initiative- and financial restructuring-related expenses, remeasurement of TRA liabilities, loss on disposal of long-live assets, gain or loss on FFF put and call rights, income and expense that has been classified as discontinued operations and other expense.

Non-operating items include gains or losses on the disposal of assets and interest and investment income or expense.

EBITDA is defined as net income before income or loss from discontinued operations, net of tax, interest and investment income or expense, net, income tax expense, depreciation and amortization and amortization of purchased intangible assets.

Adjusted EBITDA is defined as EBITDA before merger and acquisition-related expenses and non-recurring, non-cash or non-operating items and including equity in net income of unconsolidated affiliates.

Segment adjusted EBITDA is defined as the segment’s net revenue less cost of revenue and operating expenses directly attributable to the segment excluding depreciation and amortization, amortization of purchased intangible assets, merger and acquisition-related expenses and non-recurring or non-cash items, and including equity in net income of unconsolidated affiliates. Operating expenses directly attributable to the segment include expenses associated with sales and marketing, general and administrative, and product development activities specific to the operation of each segment. General and administrative corporate expenses that are not specific to a particular segment are not included in the calculation of Segment Adjusted EBITDA. Segment Adjusted EBITDA also excludes any income and expense that has been classified as discontinued operations.

Adjusted net income is defined as net income attributable to Premier (i) excluding income or loss from discontinued operations, net, (ii) excluding income tax expense, (iii) excluding the impact of adjustment of redeemable limited partners’ capital to redemption amount, (iv) excluding the effect of non-recurring or non-cash items, including certain strategic initiative-and financial restructuring-related expenses, (v) assuming for periods prior to our August 2020 restructuring the exchange of all the Class B common units for shares of Class A common stock, which resulted in the elimination of non-controlling interest in Premier LP, and (vi) reflecting an adjustment for income tax expense on Non-GAAP net income before income taxes at our estimated annual effective income tax rate, adjusted for unusual or infrequent items.

Adjusted earnings per share is Adjusted Net Income divided by diluted weighted average shares.

Free cash flow is defined as net cash provided by operating activities from continuing operations less distributions and Tax Receivable Agreement payments to limited partners for periods prior to our August 2020 restructuring, early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with our August 2020 restructuring, and purchases of property and equipment. Free Cash Flow does not represent discretionary cash available for spending as it excludes certain contractual obligations such as debt repayments.

To properly and prudently evaluate our business, readers are urged to review the reconciliation of these non-GAAP financial measures, as well as the other financial tables, included at the end of this release. Readers should not rely on any single financial measure to evaluate the company’s business. In addition, the non-GAAP financial measures used in this release are susceptible to varying calculations and may differ from, and may therefore not be comparable to, similarly titled measures used by other companies.

Further information on Premier’s use of non-GAAP financial measures is available in the “Our Use of Non-GAAP Financial Measures” section of Premier’s Form 10-K for the year ended June 30, 2022, filed with the Securities and Exchange Commission (“SEC”), as may be updated in subsequent filings with the SEC.

Premier’s Use of Forward-Looking Non-GAAP Measures

The company does not meaningfully reconcile guidance for non-GAAP adjusted EBITDA and non-GAAP adjusted earnings per share to net income attributable to stockholders or earnings per share attributable to stockholders because the company cannot provide guidance for the more significant reconciling items between net income attributable to stockholders and adjusted EBITDA and between earnings per share attributable to stockholders and non-GAAP adjusted earnings per share without unreasonable effort. This is due to the fact that future period non-GAAP guidance includes adjustments for items not indicative of our core operations, which may include, without limitation, items included in the supplemental financial information for reconciliation of reported GAAP results to non-GAAP results. Such items include strategic and acquisition related expenses for professional fees; mark to market adjustments for put options and contingent liabilities; gains and losses on stock-based performance shares; adjustments to its income tax provision (such as valuation allowance adjustments and settlements of income tax claims); items related to corporate and facility restructurings; and certain other items the company believes to be non-indicative of its ongoing operations. Such adjustments may be affected by changes in ongoing assumptions, judgements, as well as nonrecurring, unusual or unanticipated charges, expenses or gains/losses or other items that may not directly correlate to the underlying performance of our business operations. The exact amount of these adjustments is not currently determinable but may be significant.

Cautionary Note Regarding Forward-Looking Statements

Statements made in this release that are not statements of historical or current facts, such as those related to our ability to advance our long-term strategies, the payment of dividends at current levels, or at all, the timing and number of shares repurchased under our share repurchase approval, our expected effective income tax rate, and the statements under the heading “Fiscal 2023 Outlook and Guidance” and the key assumptions underlying fiscal 2023 guidance, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from historical results or from any future results or projections expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. In addition to statements that explicitly describe such risks and uncertainties, readers are urged to consider statements in the conditional or future tenses or that include terms such as “believes,” “belief,” “expects,” “estimates,” “intends,” “anticipates” or “plans” to be uncertain and forward-looking. Forward-looking statements may include comments as to Premier’s beliefs and expectations as to future events and trends affecting its business and are necessarily subject to uncertainties, many of which are outside Premier’s control. More information on potential factors that could affect Premier’s financial results is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Premier’s periodic and current filings with the SEC, including those discussed under the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” section of Premier’s Form 10-K for the year ended June 30, 2022, expected to be filed with the SEC shortly after the date of this release, and also made available on Premier’s website at investors.premierinc.com. Forward-looking statements speak only as of the date they are made, and Premier undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events that occur after that date, or otherwise.

Investor contact:	Media contact:
Angie McCabe	Amanda Forster
Vice President, Investor Relations	Vice President, Public Relations
704.816.3888	202.879.8004
angie_mccabe@premierinc.com	amanda_forster@premierinc.com

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021
Net revenue:
Net administrative fees	$152,867	$148,163	$601,128	$572,700
Software licenses, other services and support	118,158	100,310	438,267	404,330

Services and software licenses	271,025	248,473	1,039,395	977,030
Products	69,681	233,042	393,506	744,122

Net revenue	340,706	481,515	1,432,901	1,721,152
Cost of revenue:
Services and software licenses	47,658	44,921	183,984	170,773
Products	68,962	216,759	363,878	713,045

Cost of revenue	116,620	261,680	547,862	883,818

Gross profit	224,086	219,835	885,039	837,334
Operating expenses:
Selling, general and administrative	158,549	143,873	576,879	532,326
Research and development	1,485	1,325	4,151	3,338
Amortization of purchased intangible assets	11,046	10,889	43,936	44,753

Operating expenses	171,080	156,087	624,966	580,417

Operating income	53,006	63,748	260,073	256,917

Equity in net income of unconsolidated affiliates	6,340	5,050	23,505	21,073
Interest expense, net	(2,677)	(3,222)	(11,142)	(11,964)
(Loss) gain on FFF Put and Call Rights	—	(5,731)	64,110	(27,352)
Other (expense) income, net	(7,470)	1,800	(9,646)	11,967

Other (expense) income, net	(3,807)	(2,103)	66,827	(6,276)

Income before income taxes	49,199	61,645	326,900	250,641
Income tax expense (benefit)	18,488	10,937	58,582	(53,943)

Net income	30,711	50,708	268,318	304,584
Net income attributable to non-controlling interest	(808)	(1,159)	(2,451)	(17,062)
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	(26,685)

Net income attributable to stockholders	$29,903	$49,549	$265,867	$260,837

Calculation of GAAP Earnings per Share

Numerator for earnings per share:
Net income attributable to stockholders	$29,903	$49,549	$265,867	$260,837
Denominator for earnings per share:
Basic weighted average shares outstanding	118,001	122,341	120,220	116,527
Effect of dilutive securities:
Stock options	150	303	206	301
Restricted stock	544	496	510	376
Performance share awards	1,065	915	732	328

Diluted weighted average shares and assumed conversions	119,760	124,055	121,668	117,532

Earnings per share attributable to stockholders:
Basic	$0.25	$0.41	$2.21	$2.24
Diluted	$0.25	$0.40	$2.19	$2.22

Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2022	June 30, 2021
Assets
Cash and cash equivalents	$86,143	$129,141
Accounts receivable (net of $2,043 and $2,284 allowance for credit losses, respectively)	114,129	141,447
Contract assets (net of $755 and $0 allowance for credit losses, respectively)	260,061	267,283
Inventory	119,652	176,376
Prepaid expenses and other current assets	65,581	68,049

Total current assets	645,566	782,296
Property and equipment (net of $578,644 and $518,332 accumulated depreciation, respectively)	213,379	224,271
Intangible assets (net of $217,582 and $289,912 accumulated amortization, respectively)	356,572	396,642
Goodwill	999,913	999,913
Deferred income tax assets	725,032	781,824
Deferred compensation plan assets	47,436	59,581
Investments in unconsolidated affiliates	215,545	153,224
Operating lease right-of-use assets	39,530	48,199
Other assets	114,154	76,948

Total assets	$3,357,127	$3,522,898

Liabilities and stockholders’ equity
Accounts payable	$44,631	$85,413
Accrued expenses	40,968	48,144
Revenue share obligations	245,395	226,883
Accrued compensation and benefits	93,638	100,713
Deferred revenue	30,463	34,058
Current portion of notes payable to former limited partners	97,806	95,948
Line of credit and current portion of long-term debt	153,053	78,295
Other current liabilities	47,183	47,330

Total current liabilities	753,137	716,784
Long-term debt, less current portion	2,280	5,333
Notes payable to former limited partners, less current portion	201,188	298,995
Deferred compensation plan obligations	47,436	59,581
Deferred consideration, less current portion	28,702	56,809
Operating lease liabilities, less current portion	32,960	43,102
Other liabilities	42,574	112,401

Total liabilities	1,108,277	1,293,005

Commitments and contingencies
Stockholders’ equity:
Class A common stock, $0.01 par value, 500,000,000 shares authorized; 124,481,610 shares issued and 118,052,235 shares outstanding at June 30, 2022 and 122,533,051 shares issued and outstanding at June 30, 2021	1,245	1,225
Treasury stock, at cost; 6,429,375 and 0 shares at June 30, 2022 and June 30, 2021, respectively	(250,129)	—
Additional paid-in capital	2,166,047	2,059,194
Retained earnings	331,690	169,474
Accumulated other comprehensive income	(3)	—

Total stockholders’ equity	2,248,850	2,229,893

Total liabilities and stockholders’ equity	$3,357,127	$3,522,898

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended June 30,
	2022	2021
Operating activities
Net income	$268,318	$304,584
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	129,107	121,062
Equity in net income of unconsolidated affiliates	(23,505)	(21,073)
Deferred income taxes	56,792	(83,692)
Stock-based compensation	46,229	35,425
Impairment of assets	18,829	—
(Gain) loss on FFF Put and Call Rights	(64,110)	27,352
Other	5,803	9,358
Changes in operating assets and liabilities:
Accounts receivable, inventories, prepaid expenses and other assets	124,659	(68,008)
Contract assets	(47,219)	(51,685)
Accounts payable, accrued expenses, deferred revenue, revenue share obligations and other liabilities	(70,669)	134,079

Net cash provided by operating activities	$444,234	$407,402

Investing activities
Purchases of property and equipment	$(87,440)	$(88,876)
Acquisition of businesses and equity method investments, net of cash acquired	(26,000)	(84,463)
Investment in unconsolidated affiliates	(16,000)	—
Other	(10,000)	(1,229)

Net cash used in investing activities	$(139,440)	$(174,568)

Financing activities
Payments made on notes payable	$(99,243)	$(50,713)
Proceeds from credit facility	325,000	225,000
Payments on credit facility	(250,000)	(225,000)
Cash dividends paid	(96,455)	(92,898)
Repurchase of Class A common stock (held as treasury stock)	(250,129)	—
Payments on deferred consideration related to acquisition of business	(28,586)	(29,217)
Proceeds from exercise of stock options	37,766	9,356
Distributions to limited partners of Premier LP	—	(9,949)
Payments to limited partners of Premier LP related to tax receivable agreements	—	(24,218)
Other	13,858	(5,358)

Net cash used in financing activities	$(347,789)	$(202,997)

Effect of exchange rate changes on cash flows	(3)	—
Net (decrease) increase in cash and cash equivalents	(42,998)	29,837
Cash and cash equivalents at beginning of year	129,141	99,304

Cash and cash equivalents at end of period	$86,143	$129,141

Supplemental Financial Information

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

(In thousands)

	Year Ended June 30,
	2022	2021
Net cash provided by operating activities	$444,234	$407,402
Purchases of property and equipment	(87,440)	(88,876)
Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement (a)	(95,948)	(44,024)
Distributions to limited partners of Premier LP	—	(9,949)
Payments to limited partners of Premier LP related to tax receivable agreements	—	(24,218)

Free Cash Flow	$260,846	$240,335

(a)

Early termination payments to certain former limited partners that elected to execute a Unit Exchange Agreement in connection with Premier’s August 2020 restructuring are presented in Consolidated Statement of Cash Flows under “Payments made on notes payable.” During the year ended June 30, 2022, the company paid $102.7 million to members including imputed interest of $6.7 million which is included in net cash provided by operating activities. During the year ended June 30, 2021, the company paid $51.3 million to members, including imputed interest of $7.3 million which is included in net cash provided by operating activities.

Supplemental Financial Information

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

Reconciliation of Operating Income to Segment Adjusted EBITDA

Reconciliation of Net Income Attributable to Stockholders to Adjusted Net Income

(Unaudited)

(In thousands)

	Three Months Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021
Net income	$30,711	$50,708	$268,318	$304,584
Interest expense, net	2,677	3,222	11,142	11,964
Income tax expense (benefit)	18,488	10,937	58,582	(53,943)
Depreciation and amortization	22,297	20,405	85,171	76,309
Amortization of purchased intangible assets	11,046	10,889	43,936	44,753

EBITDA	85,219	96,161	467,149	383,667
Stock-based compensation	8,580	7,945	46,809	35,915
Acquisition - and disposition-related expenses	1,171	3,206	11,453	18,095
Strategic initiative and financial restructuring-related expenses	8,691	1,687	18,005	6,990
Loss (gain) on FFF Put and Call Rights	—	5,731	(64,110)	27,352
Impairment of assets	18,829	—	18,829	—
Other reconciling items, net	285	1,732	547	1,211

Adjusted EBITDA	$122,775	$116,462	$498,682	$473,230

Income before income taxes	$49,199	$61,645	$326,900	$250,641
Equity in net income of unconsolidated affiliates	(6,340)	(5,050)	(23,505)	(21,073)
Interest expense, net	2,677	3,222	11,142	11,964
Loss (gain) on FFF Put and Call Rights	—	5,731	(64,110)	27,352
Other expense (income), net	7,470	(1,800)	9,646	(11,967)

Operating income	53,006	63,748	260,073	256,917
Depreciation and amortization	22,297	20,405	85,171	76,309
Amortization of purchased intangible assets	11,046	10,889	43,936	44,753
Stock-based compensation	8,580	7,945	46,809	35,915
Acquisition - and disposition-related expenses	1,171	3,206	11,453	18,095
Strategic initiative and financial restructuring-related expenses	8,691	1,687	18,005	6,990
Equity in net income of unconsolidated affiliates	6,340	5,050	23,505	21,073
Deferred compensation plan (expense) income	(7,478)	3,514	(9,401)	12,745
Impairment of assets	18,829	—	18,829	—
Other reconciling items, net	293	18	302	433

Adjusted EBITDA	$122,775	$116,462	$498,682	$473,230

SEGMENT ADJUSTED EBITDA
Supply Chain Services	$119,269	$128,330	$500,854	$467,868
Performance Services	37,661	22,550	126,938	132,225
Corporate	(34,155)	(34,418)	(129,110)	(126,863)

Adjusted EBITDA	$122,775	$116,462	$498,682	$473,230

Net income attributable to stockholders	$29,903	$49,549	$265,867	$260,837
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	26,685
Net income attributable to non-controlling interest	808	1,159	2,451	17,062
Income tax expense (benefit)	18,488	10,937	58,582	(53,943)
Amortization of purchased intangible assets	11,046	10,889	43,936	44,753
Stock-based compensation	8,580	7,945	46,809	35,915
Acquisition- and disposition-related expenses	1,171	3,206	11,453	18,095
Strategic initiative and financial restructuring-related expenses	8,691	1,687	18,005	6,990
Loss (gain) on FFF Put and Call Rights	—	5,731	(64,110)	27,352
Impairment of assets	18,829	—	18,829	—
Other reconciling items, net	1,795	3,706	7,284	8,529

Adjusted income before income taxes	99,311	94,809	409,106	392,275
Income tax expense on adjusted income before income taxes	25,821	20,858	106,368	86,301

Adjusted Net Income	$73,490	$73,951	$302,738	$305,974

Supplemental Financial Information

Reconciliation of GAAP EPS to Adjusted EPS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Year Ended June 30,
	2022	2021	2022	2021
Net income attributable to stockholders	$29,903	$49,549	$265,867	$260,837
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	26,685
Net income attributable to non-controlling interest	808	1,159	2,451	17,062
Income tax expense (benefit)	18,488	10,937	58,582	(53,943)
Amortization of purchased intangible assets	11,046	10,889	43,936	44,753
Stock-based compensation	8,580	7,945	46,809	35,915
Acquisition - and disposition-related expenses	1,171	3,206	11,453	18,095
Strategic initiative and financial restructuring-related expenses	8,691	1,687	18,005	6,990
Loss (gain) on FFF Put and Call Rights	—	5,731	(64,110)	27,352
Impairment of assets	18,829	—	18,829	—
Other reconciling items, net	1,795	3,706	7,284	8,529

Adjusted income before income taxes	99,311	94,809	409,106	392,275
Income tax expense on adjusted income before income taxes	25,821	20,858	106,368	86,301

Adjusted Net Income	$73,490	$73,951	$302,738	$305,974

Weighted average:
Common shares used for basic and diluted earnings per share	118,001	122,341	120,220	116,527
Potentially dilutive shares	1,759	1,714	1,448	1,005

GAAP weighted average shares outstanding - diluted	119,760	124,055	121,668	117,532
Conversion of Class B common units	—	—	—	5,638

Weighted average shares outstanding - diluted	119,760	124,055	121,668	123,170

Basic earnings per share attributable to stockholders	$0.25	$0.41	$2.21	$2.24
Adjustment of redeemable limited partners’ capital to redemption amount	—	—	—	0.23
Net income attributable to non-controlling interest	0.01	0.01	0.02	0.15
Income tax expense (benefit)	0.16	0.09	0.49	(0.46)
Amortization of purchased intangible assets	0.09	0.09	0.37	0.38
Stock-based compensation	0.07	0.06	0.39	0.31
Acquisition- and disposition-related expenses	0.01	0.03	0.10	0.16
Strategic initiative and financial restructuring-related expenses	0.07	0.01	0.15	0.06
Loss (gain) on FFF Put and Call Rights	—	0.05	(0.53)	0.23
Impairment of assets	0.16	—	0.16	—
Other reconciling items, net	0.02	0.03	0.06	0.07
Impact of corporation taxes	(0.22)	(0.17)	(0.88)	(0.74)
Impact of dilutive shares	(0.01)	(0.01)	(0.05)	(0.15)

Adjusted EPS	$0.61	$0.60	$2.49	$2.48